                          ---------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          ---------------------------
                                 SCHEDULE 13E-4

                         ISSUER TENDER OFFER STATEMENT
     (Pursuant to Section 13(e)(1) of the Securities Exchange Act of 1934)
                               (Amendment No. 1)
                          ---------------------------

                          MEDICAL DEFENSE HOLDING CO.
                                (Name of Issuer)

                          MEDICAL DEFENSE HOLDING CO.
                      (Name of Person(s) Filing Statement)

                        PREFERRED STOCK, $1.00 PAR VALUE
                         (Title of Class of Securities)

                                  58455P 30 0
                     (CUSIP Number of Class of Securities)
                         -----------------------------

                               Ms. Geri Morrison
                          Medical Defense Holding Co.
                              1311 East Woodhurst
                          Springfield, Missouri 65804
                                 (417) 887-3120
  (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of the Person(s) Filing Statement)

                                    Copy to:
                              Mary Anne O'Connell
                              Husch & Eppenberger
                          1200 Main Street, Suite 1700
                          Kansas City, Missouri 64105
                                 (816) 421-4800

                                 August 8, 1997
     (Date Tender Offer First Published, Sent or Given to Security Holders)
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ITEM 9.  MATERIAL TO BE FILED AS EXHIBITS.

     (a)(6)  Tender Offer Reminder



                                   SIGNATURE

     After inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

September 22, 1997
     MEDICAL DEFENSE HOLDING CO.



     By:      Ronald G. Benson
        ------------------------------
     Ronald G. Benson,
     Chief Executive Officer
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                                 EXHIBIT INDEX

Exhibit
Number                            Description                         Page No.
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
   (a)(6)  Tender Offer Reminder